UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 24, 2012 (Date of earliest event reported: October 18, 2012)

EPL OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana	70170
(Address of principal executive offices)	(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2012, EPL Oil & Gas, Inc. (“EPL”), and certain of its subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp. and Jefferies & Company, Inc., as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to offer and sell $300 million aggregate principal amount of 8.25% senior unsecured notes due 2018 (the “Senior Notes”) in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the private placement of the Senior Notes, after deducting the initial purchasers’ discount and estimated offering expenses payable by EPL, are expected to be approximately $288 million. The closing of the issuance of the Senior Notes is expected to occur on October 25, 2012, subject to customary closing conditions.

The net proceeds from the sale of Senior Notes (before expenses but after the initial purchasers’ discount) will be deposited into escrow pending completion of the Company’s previously-announced acquisition from Hilcorp Energy GOM Holdings, LLC of 100% of the issued and outstanding member interests of Hilcorp Energy GOM, LLC, which owns certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the “Hilcorp Acquisition”). Upon release of the net proceeds from escrow at the closing of the Hilcorp Acquisition, EPL will use those net proceeds to fund a portion of the purchase price for the Hilcorp Acquisition.

The Hilcorp Acquisition is expected to close in the first half of the fourth quarter, assuming all conditions to closing of the Hilcorp Acquisition have been satisfied. The private placement of Senior Notes is not a condition to the closing of the Hilcorp Acquisition. If the closing of the Hilcorp Acquisition does not occur on or prior to December 31, 2012, or if the purchase and sale agreement regarding the Hilcorp Acquisition is terminated at any time on or prior to December 31, 2012, EPL will be required to use the escrowed funds to redeem the Senior Notes at a price equal to 100% of the principal amount plus accrued interest to the redemption date.

The Purchase Agreement contains customary representations, warranties and agreements of EPL and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 18, 2012, EPL issued a press release announcing the pricing of the Senior Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 7.01.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated October 18, 2012, by and among EPL, the Guarantors and the Initial Purchasers named therein, relating to the private placement of the Senior Notes.

99.1*	Press Release, dated October 18 2012, announcing the pricing of the private placement of the Senior Notes.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2012

EPL OIL & GAS, INC.

By:	/s/ David P. Cedro
David P. Cedro
Senior Vice President, Chief Accounting Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated October 18, 2012, by and among EPL, the Guarantors and the Initial Purchasers named therein, relating to the private placement of the Senior Notes.

99.1*	Press Release, dated October 18, 2012, announcing the pricing of the private placement of the Senior Notes.

*	Furnished herewith